DECHERT LLP
1900 K Street, N.W.
Washington, D.C. 20006

October 30, 2015

Brown Advisory Funds
901 South Bond Street, Suite 400
Baltimore, Maryland  21231

Ladies and Gentlemen:

We have acted as counsel for Brown Advisory Funds (the “Registrant”) and each of: (i) its  currently registered and effective investment series: Brown Advisory Growth Equity Fund, Brown Advisory Equity Income Fund, Brown Advisory Value Equity Fund, Brown Advisory Flexible Equity Fund, Brown Advisory Small-Cap Growth Fund, Brown Advisory Small-Cap Fundamental Value Fund, Brown Advisory Maryland Bond Fund, Brown Advisory Intermediate Income Fund, Brown Advisory Strategic Bond Fund, Brown Advisory Sustainable Growth Fund, Brown Advisory Tax Exempt Bond Fund, Brown Advisory-Somerset Emerging Markets Fund, Brown Advisory-WMC Strategic European Equity Fund, Brown Advisory Mortgage Securities Fund; Brown Advisory-WMC Japan Alpha Opportunities Fund;  Brown Advisory Total Return Fund, Brown Advisory Multi-Strategy Fund, Brown Advisory Emerging Markets Small-Cap Fund and Brown Advisory Global Leaders Fund (the “Current Funds”), and: (ii) its newly registered investment series Brown Advisory Equity Long/Short Fund (the “New Fund”), and are familiar with the Registrant’s registration statement with respect to the Current Funds and the New Fund under the Investment Company Act of 1940, as amended, and with the registration statement relating to its shares under the Securities Act of 1933, as amended (the “Registration Statement”).  The Registrant is organized as a statutory trust under the laws of the State of Delaware.

We have examined the Registrant’s Declaration of Trust and By-Laws and other materials relating to the authorization and issuance of shares of beneficial interest of the Registrant, its Registration Statement on Form N-1A, Post-Effective Amendment No. 30 to the Registration Statement, and such other documents and matters as we have deemed necessary to enable us to give this opinion.

Based upon the foregoing, we are of the opinion that each Fund’s shares proposed to be sold pursuant to the Registration Statement, including with respect to both the Current Funds and the New Fund, will have been validly authorized and, when sold in accordance with the terms of such Registration Statement and the requirements of applicable federal and state law and delivered by the Registrant against receipt of the net asset value of the shares of each of the Current Funds and the New Fund, as described in the Registration Statement, will have been legally and validly issued and will be fully paid and non-assessable by the Registrant.

We hereby consent to the filing of this opinion as an exhibit to Post-Effective Amendment No. 30 to the Registration Statement, to be filed with the Securities and Exchange Commission in connection with the continuous offering of the Registrant’s shares of beneficial interest, as indicated above, and to the reference to our firm, as counsel to the Registrant, in the Statement of Additional Information forming a part of the Registration Statement and in any amended versions thereof, until such time as we revoke such consent.  In giving such consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.

Very truly yours, /s/ Dechert LLP